UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2023 (May 8, 2023)

RBB BANCORP
(Exact name of Registrant as Specified in Its Charter)

California	001-38149	27-2776416
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1055 Wilshire Blvd., 12th floor, Los Angeles, California		90017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (213) 627-9888

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12 (b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, No Par Value	RBB	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2023, Mr. Paul Lin resigned from the boards of directors (the “Boards”) of RBB Bancorp (“RBB”) and its wholly-owned subsidiary, Royal Business Bank (collectively, the “Company”).  Mr. Lin also resigned his positions on the Company's Information Technology and Security Committee, Asset/Liability Committee and Audit Committee.  In his letter of resignation, which is attached as Exhibit 99.1 to this Current Report on Form 8-K, Mr. Lin cites certain disagreements with respect to governance and policy matters, including the Boards’ independence determinations and the conduct, pace and timing of the Boards’ investigation described in RBB’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2022.

The Boards take Mr. Lin’s assertions very seriously. Commencing in May 2022, following the departure of the Company’s founding Chairman, President and Chief Executive Officer, Mr. Alan Thian, the Boards initiated a comprehensive review of the Boards’ governance structures and policies, as well as the Boards’ overall composition.  As described in greater detail below, as a result of this review, the Boards updated certain governance structures and policies, bolstered the Company’s senior executive leadership team, and engaged in a deliberate and methodical process of reconstituting the Boards in light of the Company’s and Boards’ anticipated strategic and governance needs.

Updated Governance Structures and Policies

As part of their review of the Company’s governance structures and policies, the Boards have determined that it would be appropriate to have an independent, non-executive Board Chair. The Boards also have reviewed and, where necessary or appropriate, approved updates to Board committee charters, and will continue to do so no less frequently than annually.  In addition, the Boards adopted updates to the Company’s Corporate Governance Guidelines, including but not limited to more stringent director independence standards and enhanced reporting and Board oversight related to, among other things, potential or actual conflicts of interest, gifts, and political contributions, in each case pursuant to the Company’s Code of Ethics.

Senior Executive Leadership Changes

As previously disclosed, during the past 12 months, the Boards have approved the promotion and hiring of certain key senior executives. Mr. David Morris was appointed as the President and Chief Executive Officer of the Company and as a member of the Boards.  In addition, Messrs. Alex Ko and Gary Fan were appointed as Executive Vice President/Chief Financial Officer and Executive Vice President/Chief Administrative Officer, respectively.  Together, Messrs. Morris, Ko and Fan have more than 63 years banking experience, including 48 years of senior executive leadership experience.

Board Reconstitution

Over the past 12 months, the Boards have been engaged in deliberately and methodically reconstituting their ranks.  As previously disclosed, during the past 12 months, six members of the Boards have resigned, two of whom (Messrs. Raymond Yu and Paul Lin) cited disagreements with respect to certain specified governance matters.  Messrs. Wendell Chen and Richard Lin will not stand for re-election at the upcoming RBB 2023 Annual Meeting of Shareholders, and, prior to Mr. Paul Lin’s resignation and as part of the Board reconstitution process, the Boards determined not to renominate Messrs. Paul Lin and Christopher Koo for re-election to the Board.

In addition, as previously disclosed, the Boards have appointed Messrs. Robert Franko and Scott Polakoff, each of whom satisfies the Company’s enhanced director independence standards, as members of at least one or both of the Boards.  The Boards also have nominated William Bennett and Frank Wong, each of whom satisfies the Company’s enhanced director independence standards, for election to the RBB Board of Directors at the upcoming RBB 2023 Annual Meeting of Shareholders.  RBB’s proxy statement for the 2023 Annual Meeting of Shareholders, which is being filed with the U.S. Securities and Exchange Commission (the “SEC”) contemporaneously with this Current Report on Form 8-K, contains additional information regarding Messrs. Bennett and Wong.  The Boards believe that these new directors bring significant commercial banking, financial services, bank regulatory and enterprise risk management experience to the Company, and help position the Company to effectively address the meaningful headwinds that the banking industry faces in the coming months and years.

The Boards wish Mr. Paul Lin the best of luck in his future endeavors and thank him for his 10 years of Board service.

RBB has provided a copy of the disclosure set forth in Item 5.02 of this Current Report on Form 8-K to Mr. Paul Lin and the opportunity to respond as to whether he agrees with the statements made in this Current Report on Form 8-K and if not, the respects in which he does not agree.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description of Exhibits
99.1	Resignation Letter
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RBB BANCORP (Registrant)

Date: May 12, 2023	By:	/s/ David Morris
David Morris
President and Chief Executive Officer